Exhibit 99.1

The CATO Corporation

FOR IMMEDIATE RELEASE	NEWS RELEASE

CEO Approval
For Further Information Contact: John R. Howe Executive Vice President Chief Financial Officer 704-551-7315
CATO REPORTS NET INCOME AND EPS FOR 4Q AND 2008
Provides 2009 Outlook

Charlotte, NC (March 19, 2009) — The Cato Corporation (NYSE: CTR) today reported net income for the fourth quarter and year ended January 31, 2009. For the fourth quarter, the Company reported net income of $3.9 million or $.13 per diluted share compared to a loss of $1.8 million or ($.06) per diluted share for the fourth quarter ended February 2, 2008. Full year 2008 net income was $33.6 million or $1.15 per diluted share compared to $32.3 million or $1.03 per diluted share for 2007. For the year, net income increased 4% over the prior year and earnings per diluted share increased 12%.
Sales for fiscal fourth quarter ended January 31, 2009 were $209.1 million, flat to sales of $209.4 million for the fourth quarter ended February 2, 2008. For the quarter, comparable store sales decreased 3%. The Company’s sales for 2008 were $845.7 million as compared to 2007 sales of $834.3 million, a 1% increase. For the year, comparable store sales decreased 1%.
“We are pleased with our 2008 results given the difficult environment,” said John Cato, Chairman, President and Chief Executive Officer. “We were able to manage our inventory and control costs throughout the year, increasing net income and EPS while closing 102 stores.”
2008 REVIEW
For 2008, gross margin increased 210 basis points to 33.5% of sales due to higher merchandise
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

margin as a result of lower markdowns. Selling, general and administrative expenses increased 160 basis points to 26.9% of sales primarily due to the costs associated with store closings and higher bad debt expenses, insurance costs and incentive compensation. The Company’s effective income tax rate increased to 36.1% from 34.4% last year primarily due to lower tax-exempt interest and higher state taxes. Net income was 4.0% of sales vs. 3.9 % last year.
“The Company’s balance sheet remains strong with over $140 million in cash and short-term investments and no debt. Also, inventory remains lower on an average in-store basis than last year,” commented Mr. Cato. During 2008, the Company returned $19.4 million in dividends to shareholders. The Company’s annualized dividend of $.66 per share represents a yield of approximately 4.0% based on the March 18 closing price of $16.58.
For the fiscal year ended January 31, 2009, the Company opened 65 stores, relocated nine stores and closed 102 stores.
2009 OUTLOOK
The Company expects the difficult economic environment to continue in 2009 and believes its current inventory position is fresh and in line with current sales expectations. The gross margin rate is expected to increase slightly to 33.6%. The Company estimates comparable store sales in a range of down 3% to flat resulting in a net income range of $28.8 million to $34.7 million. The Company estimates earnings per diluted share will be in a range of $.98 to $1.17, a decrease of 14% to an increase of 3% over 2008 (the percentage changes reflect the restatement of 2008 earnings per diluted share to $1.14 under EITF 03-6-1).
The Company estimates first quarter net income to be in a range of $14.4 million to $16.0 million, or $.49 to $.54 per diluted share, a decrease of 14% to 5% (the percentage change for the first quarter estimates reflect restatement of first quarter 2008 earnings per diluted share to $.57 under EITF 03-6-1). This estimate is based on comparable store sales of down 3% to flat.
The Company’s net income estimates for 2009 also reflect the following items:
The Company expects to open 55 new stores during 2009. The expected store openings include 15 new Cato stores and 40 new It’s Fashion Metro stores (including the conversion
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

of approximately 20 existing It’s Fashion stores).
•	The Company anticipates closing up to 25 stores by year end, excluding the 20 conversions mentioned above. At this time, no specific stores have been identified for closure.

•	Capital expenditures are projected to be approximately $18 million, including $12 million for store development.

•	Depreciation is expected to be approximately $23 million for the year.

•	The effective tax rate is expected to be approximately 34.4%.
The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion”. The Cato division offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day. The It’s Fashion division offers fashion with a focus on the latest trendy styles and nationally recognized urban brands for the entire family at low prices every day. As of February 28, 2009, the Company operated 1,282 stores in 31 states, compared to 1,321 stores in 32 states as of March 1, 2008. Additional information on The Cato Corporation is available at www.catocorp.com.
Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results for fiscal 2009 and the first quarter of 2009, including various components of net income, comparable store sales, expected capital expenditures, and store openings and closings are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions, and inventory risks due to shifts in market demand, as well as such other factors and considerations contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or internet services.
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8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED JANUARY 31, 2009 AND FEBRUARY 2, 2008
(Dollars in thousands, except per share data)

		Quarter Ended				Twelve Months Ended
	January 31,	%	February 2,	%	January 31,	%	February 2,	%
	2009	Sales	2008	Sales	2009	Sales	2008	Sales

REVENUES
Retail sales	$209,091	100.0%	$209,364	100.0%	$845,676	100.0%	$834,341	100.0%
Other income (principally finance, late fees and layaway charges)	3,147	1.5%	3,072	1.5%	12,042	1.4%	12,096	1.5%

Total revenues	212,238	101.5%	212,436	101.5%	857,718	101.4%	846,437	101.5%

GROSS MARGIN (Memo)	63,846	30.5%	54,070	25.8%	283,620	33.5%	262,032	31.4%

COSTS AND EXPENSES, NET
Cost of goods sold	145,245	69.5%	155,294	74.2%	562,056	66.5%	572,309	68.6%
Selling, general and administrative	56,894	27.2%	55,999	26.8%	227,698	26.9%	210,901	25.3%
Depreciation	5,691	2.7%	5,514	2.6%	22,572	2.7%	22,212	2.7%
Interest and other income	(1,426)	-0.7%	(1,833)	-0.9%	(7,218)	-0.9%	(8,218)	-1.0%

Cost and expenses, net	206,404	98.7%	214,974	102.7%	805,108	95.2%	797,204	95.6%

Income Before Income Taxes	5,834	2.8%	(2,538)	-1.2%	52,610	6.2%	49,233	5.9%

Income Tax Expense	1,968	0.9%	(740)	-0.3%	18,976	2.2%	16,914	2.0%

Net Income	$3,866	1.8%	$(1,798)	-0.9%	$33,634	4.0%	$32,319	3.9%

Basic Earnings Per Share	$0.13		$(0.06)		$1.16		$1.03

Basic Weighted Average Shares	28,945,317		29,978,405		29,065,594		31,279,918

Diluted Earnings Per Share	$0.13		$(0.06)		$1.15		$1.03

Diluted Weighted Average Shares	29,044,146		29,978,405		29,151,759		31,513,202

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	January 31,	February 2,
	2009	2008
	(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$42,262	$21,583
Short-term investments	102,324	92,995
Accounts receivable — net	44,136	45,282
Merchandise inventories	112,290	118,679
Other current assets	14,140	14,511

Total Current Assets	315,152	293,050

Property and Equipment — net	116,262	123,190

Other Assets	3,939	4,552

TOTAL	$435,353	$420,792

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$150,804	$148,936

Noncurrent Liabilities	22,811	24,486

Stockholders’ Equity	261,738	247,370

TOTAL	$435,353	$420,792